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                                                                    EXHIBIT 99.8



                             SECURED PROMISSORY NOTE



$____________                                                   January __, 2000



        FOR VALUE RECEIVED, the undersigned hereby unconditionally promises to pay to the order of Houston Venture Group, Inc. ("Note Holder"), at the address set forth on the signature page hereof, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, (except as provided below with respect to delivery of the Shares (as defined below)) the principal sum of ________________ ($_______) DOLLARS together with interest accrued from the date hereof on the unpaid principal at the rate of 5.88% per annum, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) whichever is less, as follows:

               PRINCIPAL AND INTEREST REPAYMENT. Subject to the immediately following sentence, the outstanding principal amount hereunder plus all accrued unpaid interest shall be due and payable in full on the earlier of (i) January 21, 2000 or (ii) one (1) business day following the date of the exercise of the option (the "Option") to purchase all of the shares of Common Stock of Covalent Group, Inc. subject to exercise under the Option Agreement (the "Option Shares") by and between the undersigned and Bruce LaMont, attached hereto as EXHIBIT A (the "Option Agreement"). In the event that the Option Shares are purchased under the Option Agreement, the undersigned shall repay, and the holder hereof shall accept as payment in full of the principal amount of, and all accrued and unpaid interest on this Note by delivery of _____________ (_______) shares of Common Stock of Covalent Group, Inc. (the "Shares").

        If the undersigned fails to pay any of the principal and accrued interest or deliver the Shares when due, the Note Holder, at his sole option, shall have the right to accelerate this Note, in which event the entire principal balance and all accrued interest shall become immediately due and payable, and immediately collectible by the Note Holder pursuant to applicable law.

        This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

        The undersigned agrees that the proceeds received by the undersigned under this Note shall be retained in an escrow account held at Cooley Godward LLP, the undersigned's attorneys, and the undersigned shall not receive any of the proceeds of this Note unless and until the Option under the Option Agreement is exercised in full. The full amount of this Note is



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secured by a pledge of ___________ (______) shares of Common Stock of Covalent
Group, Inc. held by the undersigned.

        The undersigned hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

        The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

        The holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

        This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.


                                             COVALENT PARTNERS, LLC



                                             By:
                                                --------------------------------

                                             Name:
                                                  ------------------------------

                                             Title:
                                                   -----------------------------

Acknowledged and Agreed:

[NOTE HOLDER]


By:
   --------------------------------

Name:
     ------------------------------

Title:
      -----------------------------


Address:
        ---------------------------

        ---------------------------

        ---------------------------



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